Exhibit 10.53

THE USE OF THE FOLLOWING NOTATION IN THIS EXHIBIT INDICATES THAT THE CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO ITEM 601(b)(10)(iv) WHEREBY CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED: [***]
MIRAMAR PARK OF COMMERCE BUSINESS LEASE
THIS LEASE, entered into this day of , 1999, between Sunbeam Development Corporation, hereinafter called the Lessor, party of the first part, and Spirit Airlines, Inc. of the State of Michigan hereinafter called the Lessee or tenant, party of the second part:
WITNESSETH, That the said Lessor does this day Lease unto said Lessee, and said Lessee does hereby hire and take as tenant approximately 56,194 square feet of space (the "Premises") located in that certain building having a street address of 2800-2888 Executive Way, Miramar, Broward County, Florida 33025 as shown on Exhibit "A" attached hereto and identified as Building B (the "Building"), and which is a portion of a 3-building complex (the "Complex") as identified on Exhibit "A". The Premises shall be used and occupied by the Lessee for the use described in Paragraph 38 and for no other purposes or uses whatsoever without the express written consent of Lessor, said consent not to be unreasonably withheld or delayed. Subject to Substantial Completion of Lessor's Improvements and the adjustments described in Paragraph 36, the term of this Lease shall be fifteen (15) years and one (1) month beginning the 23rd day of November, 1999, and ending the 31st day of December, 2014 and Rent ("Rent") shall be payable as follows:
[***]
Such payments are In addition to all other payments to be made under this Lease by Lessee, including but not limited to those described in Paragraph 28.
Lessee hereby deposits [***] with Lessor for the following:

January 1-31, 2000 Rent:	[***]
Lessee's Proportionate Share of January 1-31, 2000 Estimated Expenses (per Paragraph 28):	[***]
Sales Tax:	[***]
Security Deposit:	[***]
Partial Payment toward Lessee's Contribution (per Paragraph 37(e))	[***]
Total	[***]
In the event the term of this Lease begins or ends on other than the first or last day of a month, rent for such month(s) shall be prorated on a per diem basis. In the event that any monthly rental payment due hereunder is not received by Lessor by the seventh (7th) business day of any month, said payment shall bear a late charge of [***] of the monthly payment which shall be then due and payable.
All payments to be made to the Lessor on the first day of each and every month in advance without demand at the office of Sunbeam Development Corporation, 1401 79th St. Causeway in the City of Miami, Florida 33141 or at such other place and to such other person, as the Lessor may from the time to time designate in writing.

Lessor and Lessee hereby agree to the following expressed stipulations and conditions which are made a part of the Lease:
FIRST: (a) The Lessee shall not assign this Lease, nor sub-let the Premises, or any part thereof nor use the same, or any part thereof, nor permit the same, or any part thereof, to be used for any other purpose than as above stipulated or stated in Paragraph 38 below, nor make any alterations therein, and all additions thereto, without the written consent of the Lessor, said consent not to be unreasonably withheld or delayed. Notwithstanding anything to the contrary contained hereinabove, Lessor's consent shall not be required for any assignment or sublease to a wholly-owned subsidiary of Lessee; additionally, Lessor's consent shall not be required for interior, non-structural alterations to the Premises costing less than [***] in each instance . However, Lessor shall be provided with a copy of the plans and specifications for all alterations to be done by Lessee prior to such alterations being started. All additions, fixtures, or improvements which may be made by Lessee, except movable office furniture, trade fixtures and equipment shall become the property of the Lessor and remain upon the Premises as a part thereof, and be surrendered with the Premises at the termination of this Lease. Lessee may remove any of its movable office furniture, trade fixtures and equipment upon the termination of this Lease provided Lessee repairs any damage to the Premises caused by such removal. Any of such items not removed by Lessee upon the termination of this Lease shall become the property of Lessor as if by bill of sale.
(b) Lessee may retain any profits which may arise from a Lessor-approved sublease or assignment of this Lease. Lessor shall have no recapture rights and shall not share in any profits resulting from an assignment or sublease. Notwithstanding anything to the contrary contained in this Lease, Lessor's consent shall not be required for an assignment of this Lease to a wholly-owned subsidiary of Lessee. Notwithstanding any assignment of this Lease, Lessee shall remain fully responsible for all of its obligations under this Lease.
SECOND: Except for the negligence or misconduct of Lessor or its employees, agents or contractors, all personal property placed or moved in the Premises above described shall be at the risk of the Lessee or owner thereof, and Lessor shall not be liable for any damage to said personal property, or to the Lessee arising from the bursting or leaking of water pipes, or from any act of negligence of any co-tenant or occupants of the Building or of any other person whomsoever.
THIRD: (a) That the Lessee shall promptly execute and comply with all statutes, ordinances, rules, orders, regulations and requirements of the Federal, Stale and City Government and of any and all their Departments and Bureaus applicable to Lessee's use of the said Premises.
(b) Lessor represents to Lessee that to the best of its knowledge upon Substantial Completion, the Building, the Premises and the Complex, including all parking areas and common areas related thereto, shall be in full compliance with all applicable statutes, ordinances, rules, orders, regulations, and requirements of Federal, State, County, and City Government and of any and all their Departments and Bureaus, including all requirements with respect to Americans With Disability Act and the Florida Accessibility Code and Lessor covenants and agrees that (except for modifications to the Premises and modifications to theexterior of the Building to accommodate Lessee's equipment made necessary due to Lessee's specific use of the Premises after Substantial Completion, which modifications shall be Lessee's sole responsibility to effect at its sole cost and expense) Lessor shall maintain the Building, the Premises and all Parking Areas and Common Areas relating thereto in compliance with all applicable laws and regulations throughout the Term of this Lease, and any renewal thereof.
FOURTH: (a) In the event (i) the Premises shall be destroyed or so damaged or injured by fire or other casualty during the life of this Lease or (ii) the Premises shall be materially adversely affected by any repairs, additions or alterations required to be performed by Lessor under the terms of this Lease, whereby the Premises shall be consequently rendered either partially or completely untenantable, then within thirty (30) days of the untenantability, Lessor shall provide written notice to Lessee stating the amount of time reasonably estimated by Lessor to complete the restoration of the Premises to the condition that existed immediately prior to the untenantability.
(b) In the event Lessor's notice states that the restoration cannot be completed within 180 days from the date of the untenantability, Lessee shall have the option to cancel this Lease by providing written notice to Lessor within ten (10) days of receipt of Lessor's notice.
(c) In the event that in Lessor's reasonable opinion the restoration can be completed within one-hundred and eighty (180) days from the date of the untenantability or Lessee does not terminate this Lease as described above, Lessor shall be obligated to complete the restoration.

(d) If the Premises are not rendered tenantable within Lessor's estimated timeframe, Lessee may cancel this Lease upon written notice to Lessor. In the event of such cancellation, all Rent and Additional Rent, including Lessee's Proportionate Share of Expenses shall be paid only to the date of the casualty.
(e) All Rent and Additional Rent, including Lessee's Proportionate Share of Expenses shall be abated In proportion to the square footage of the Premises rendered untenable from the date of the untenantability until the date that the Premises are rendered tenable by Lessor. Notwithstanding the foregoing, in the event fifty percent (50%) or more of the Premises Is rendered untenantable, Lessee at its option, may treat the entire Premises as untenantable, move out completely and have a complete abatement of Rent and Additional Rent; or if Lessee continues to occupy any portion of the Premises, Lessee shall pay only its Rent and Additional Rent, including Lessee's Proportionate Share of Expenses, in proportion to the portion of the Premises that Lessee actually uses from the date of the untenantability until the date that the entire Premises are rendered tenantable by Lessor.
(f) Any restoration to be performed by Lessor as described above shall be started and completed as quickly as reasonably possible.
FIFTH: (a) The prompt payment of the Rent and Additional Rent for said Premises upon the dates named, and the faithful observance of the rules and regulations printed upon this Lease, and which are hereby made a part of this covenant, are the conditions upon which this Lease is made and accepted and any failure on the part of the Lessee to comply with the terms of said Lease, or any of said rules, shall at the option of the Lessor, be deemed a default of this Lease.

(b) Notwithstanding anything to the contrary contained hereinabove, Lessee shall not be deemed to be in default of this Lease for nonpayment of Rent or any Additional Rent due under the terms of the Lease unless same remains unpaid for seven (7) business days after written notice from Lessor.
(c) Lessee shall not be deemed in default under the Lease for failure to comply with any covenants, conditions or other provisions of the Lease, other than payment of money, unless such condition is not cured within thirty (30) days after written notice, or such longer period of time if the default by its nature cannot be cured within such thirty (30) day period and provided Lessee has commenced the curative action within such thirty (30) day period and it is diligently pursuing the cure until completion.
SIXTH: (a) If the Lessee shall default under this Lease and such default is not cured within the applicable grace period, the Lessor may, at his option, forthwith cancel this Lease or he may enter said Premises as the agent of the Lessee, by force or otherwise (all in accordance with local law), and relet the Premises as the agent of the Lessee, at such price and upon such terms and for such duration of time as the Lessor may determine and which are commercially reasonable and receive the rent therefor, applying the same to the payment of the rent due by these presents, and if the full rental herein provided shall not be realized by Lessor over and above the expenses to Lessor in such re-letting, the said Lessee shall pay any deficiency, and if more than the full rental is realized Lessor will pay over to said Lessee the excess of demand.
(b) Provided all other terms and conditions of this Lease including but not limited to the maintenance of the Premises and payment of Rent and Lessee's Proportionate Share of Expenses are being satisfied by Lessee in a timely fashion, Lessee's vacating the Premises shall not be considered a default of this Lease.
SEVENTH: If Lessor and Lessee litigate any provision of this Lease, or the subject matter of this Lease, the unsuccessful litigant will pay to the successful litigant all costs and expenses, including reasonable attorneys' fees and court costs, incurred by the successful litigant at trial and on any appeal. If, without fault, either Lessor or Lessee is made a party to any litigation instituted by or against the other, the other will indemnify the faultless one against all loss, liability, and expense, including reasonable attorneys' fees and court costs, incurred by it in connection with such litigation.
EIGHTH: It shall be considered a default of this Lease in the event a lien is placed against the Building or Premises as the result of the work performed by Lessee or Lessee's contractors, subcontractors or agents and such lien is not released or bonded within thirty (30) days of Lessee receiving notice of such lien. Lessee should not have any obligation with respect to any liens filed for the performance or work done by Lessor.
NINTH: Lessor hereby waives its statutory landlord's lien rights on any furniture, goods, fixtures or chattel Lessee may bring into the Premises. Notwithstanding the foregoing, any of such property remaining on the Premises after the termination or expiration of this Lease shall be deemed abandoned by Lessee and become the property of Lessor at Lessor's election, as if by bill of sale, subject to any existing leases or financing.

TENTH: <INTENTIONALLY DELETED>

ELEVENTH: The Lessor, or any of its agents, shall have the right to enter said Premises during all reasonable hours, to examine the same to make such repairs, additions or alterations as may be deemed necessary for the safety, comfort, or preservation thereof, or of said Building, or to exhibit said Premises at any time within thirty (30) days before the expiration of this Lease. The right of entry shall likewise exist for the purpose of removing placards, signs, fixtures, alterations, or additions, which do not conform to this Lease, or to the rules and regulations of the Building. Lessor shall give Lessee reasonable advance notice of its intent to enter and inspect the Premises except in the case of an emergency and Lessor shall utilize its good faith efforts to minimize interference with the conduct of Lessee's business on the Premises. Lessor shall not enter any FAA restricted areas of the Premises, except as allowed in accordance with FAA regulations.
TWELFTH: (a) Subject to Substantial Completion of Lessor's Improvements and the punch list described in Paragraph 36, Lessee hereby accepts the Premises in the condition they are in at the beginning of this Lease. Lessee agrees to maintain said Premises in the same condition, order and repair as they are at the commencement of said term, excepting only alterations or additions to the Premises made by Lessee in accordance with the terms of this Lease, reasonable wear and tear arising from the use thereof under this Lease and damage caused by a casualty.
(b) Lessee's obligation to maintain and repair the Premises shall exclude (i) any damage or repairs resulting from the negligence or intentional misconduct of Lessor or any person or persons being employed or under the control of the Lessor, and (ii) items of maintenance of Premises and the Building which are the obligation of the Lessor pursuant to the terms of this Lease.
(c) Lessor shall maintain the structure and glass curtain walls (excluding the doors) of the Building. Expenses related thereto (other than cleaning) shall not be included in Lessee's Proportionate Share of Expenses as described in Paragraph 25 and 28. Lessee shall be responsible for maintaining all exterior doors serving the Premises.
(d) Lessor shall maintain the fire sprinkler system, strobe lights and exit signs serving the Premises. Expenses related thereto shall not be included in Lessee's Proportionate Share of Expenses as described in Paragraph 25 and 28. Maintenance, servicing and/or replacement of the associated battery back-ups and fire extinguishers shall be Lessee's responsibility.
(e) Lessor shall maintain the plumbing distribution system (excluding all plumbing fixtures) serving the Premises. Expenses related thereto (other than cleaning) shall not be included in Lessee's Proportionate Share of Expenses as described in Paragraph 25 and 28. Lessee shall be responsible for maintaining the plumbing fixtures and for repairing any backups or damage due to Lessee's misuse of the plumbing system.

(f) Lessor shall maintain the electrical distribution system serving the Premises. Expenses related thereto shall not be included in Lessee's Proportionate Share of Expenses as described in Paragraph 25 and 28. Any damage to the electrical equipment or distribution system caused by Lessee's misuse or overloading shall be Lessee's responsibility to repair. Additionally, Lessee shall be solely responsible for maintaining any generator(s) serving or backing up the electrical supply to the Premises installed as part of Lessor's Improvement or installed by Lessee.
(g) Lessee is solely responsible for all janitorial and cleaning services within the Premises and any other maintenance which is not Lessor's responsibility pursuant to Paragraphs 23(a) and 12. In addition, unless Landlord performs the respective alterations, additions or modifications to the Premises, Lessor's maintenance obligations shall exclude the maintenance or repair of any areas or systems which are the obligation of Lessor to maintain if the required maintenance or repair is the result of any alterations, additions or modifications made by Lessee or Lessee's agents or contractors. If Landlord is requested (and agrees) to make any alterations, additions or modifications to the Premises, Lessor shall obtain competitive bids for the work from at least three contractors.
THIRTEENTH: (a) Except for the negligence or intentional misconduct of Lessor or any person or persons in the employ or under the control of the Lessor, it is expressly agreed and understood by and between the parties to this Lease, that the Lessor shall not be liable for any damage or injury by water, which may be sustained by the said tenant or other person or for any other damage or injury resulting from the carelessness, negligence, or improper conduct on the part of any other tenant or agents, or employees, or by reason of the breakage, leakage, or obstruction of the water, sewer or soil pipes, or other leakage in or about the said Building.
(b) Except for Lessor's negligence or intentional acts and except as may be specifically provided elsewhere in this Lease, Lessor shall not be liable for any damage or injury to any person or property whether it be to the person or property of the Lessee, its employees, agents, invitees, licensees or guests by reason of Lessee's occupancy of the Premises or because of fire, flood, windstorm, water, acts of God or third parties or for any other reason beyond the control of Lessor.

FOURTEENTH: If the Lessee shall become insolvent or if bankruptcy proceedings shall be begun by or against the Lessee, before the end of said term, Lessor may elect to accept rent from such receiver, trustee, or other judicial officer during the term of their occupancy in their fiduciary capacity without effecting Lessor's rights as contained in this Lease, but no receiver, trustee or other judicial officer shall ever have any right, title or interest in or to the above described Premises by virtue of this Lease.
FIFTEENTH: <INTENTIONALLY DELETED>
SIXTEENTH: This Lease shall bind the Lessee and Lessor and their respective assigns, successors, heirs, administrators, legal representatives and executors.
SEVENTEENTH: It is understood and agreed between the parties hereto that time is of the essence of this Lease and this applies to all terms and conditions contained herein.

EIGHTEENTH: All notices shall be deemed to have been duly given upon receipt of written notice via certified mail, return receipt requested on the date of delivery or the date delivery is refused. Notices to Lessee shall be sent to the Premises with a copy to:

Spirit Airlines, Inc.
1400 Lee Wagner Boulevard
Ft. Lauderdale, FL 33315

With a copy to:	Bill Bloom
Holland & Knight LLP
701 Brickell Avenue
Suite #3000
Miami, Florida 33131
Notices to Lessor shall be sent to the office of Lessor as defined in Witnesseth Paragraph of this Lease.
NINETEENTH: The rights of the Lessor under the foregoing shall be cumulative, and failure on the part of the Lessor to exercise promptly any rights given hereunder shall not operate to forfeit any of the said rights.
TWENTIETH: It is further understood and agreed between the parties hereto that any charges against the Lessee by the Lessor for services or for work done on the Premises by order of the Lessee or otherwise accruing under this Lease shall be considered as rent due and shall be included in any lien for rent due and unpaid.
TWENTY-FIRST: Signage. (a) It is hereby understood and agreed that any signs or advertising to be used, including awnings, in connection with the Premises leased hereunder shall be first submitted to the Lessor for approval before installation of same, said approval not to be unreasonably withheld or delayed.
(b) Lessee may install an eighteen inch (18") high by four-foot (4') wide sign on the glass panel over its front door. Said sign shall be white vinyl and surface-applied and shall be subject to Lessor's reasonable approval, said approval not to be unreasonably withheld or delayed. The defined copy area is attached as Exhibit "D-1".
(c) Lessee shall also be given the opportunity to have shared signage on a monument sign to be installed by Lessor in front of the Building. Lessee's portion of the sign shall be installed by Lessor. The copy and graphics shall be In Lessee's corporate colors. A conceptual example of such signage is attached as Exhibit "D-2". Lessee shall reimburse Lessor $1,800.00 for such signage.
TWENTY-SECOND: (a) All personal property placed or moved in the Premises shall be at the risk of Lessee or the owner thereof, and Lessor shall not be liable to Lessee for damages to same unless caused by or due to the negligence or intentional misconduct of Lessor, Lessor's agents or employees. Lessee agrees to obtain liability insurance containing a single limit of not less than $500,000.00 for both property (including but not limited to fire hazard) and bodily injury, at its own cost. Lessee consents to provide Lessor with a Certificate of Insurance, as above described, naming Lessor as additional insured and favoring the Lessor with a thirty (30) day notice of cancellation.

(b) Lessor agrees to maintain at all times during the Term of the Lease (a) all risk insurance in the amount not less than the actual replacement cost of the three (3) buildings located within the Complex (exclusive of all foundations and excavations) as calculated annually in accordance with applicable insurance policies, and (b) personal public liability and property damage occurring in, on or about the Building and the Complex in such amounts as are customary for properties comparable to the Building and the Complex. Lessee shall be named as an additional insured in the liability policy.
(c) Waiver of Subrogation. To the extent of any insurance, Lessor and Lessee hereby release the other for and from all liability for loss or damage to the Premises, Lessee's property and to any and all property of any kind owned by or in the custody, care, or control of either Lessor or Lessee caused by and of the perils or risks which can be Insured by Lessor or Lessee under a fire and extended coverage insurance policy and endorsements, notwithstanding the fact that such loss or damage is caused or contributed to by any act or omission of Lessor, Lessee, their agents, servants, employees, or visitors, and whether or not such property of Lessor and Lessee shall be actually insured, provided that either party shall continue to be liable for any loss occasioned by Lessee's failure to obtain insurance.
TWENTY-THIRD: (a) Air Conditioning. Except as described below, Lessee shall maintain all heating and air conditioning systems and equipment serving the Premises at its sole cost and expenses and Lessee shall, at its own cost and expense, enter into a regularly scheduled preventive maintenance/service contract with a maintenance contractor reasonably approved by Lessor, for servicing all heating and air conditioning systems and equipment serving the Premises. Such contract must become effective within thirty (30) days of the date Lessee takes possession of the Premises. The replacement of any air conditioning compressors or handlers ("Major Components") which cannot be reasonably repaired during the first ten (10) years following the commencement date of this Lease shall be Lessee's responsibility. After the tenth year, Lessor shall be responsible for replacing any Major Components that cannot be reasonably repaired. The cost of such replacement shall be shared by Lessee and Lessor. Lessee's share shall be the cost of the replacement times the number of years remaining on the term of this Lease divided by the number of lease years which have expired. For example, if a replacement costs [***] and occurs during year [***] of the Lease and there are then [***] years remaining on the Lease, Lessee's share of the cost will be:
[***]
Notwithstanding the foregoing, replacements or additional air conditioning required due to alterations made to the Premises and/or the installation of additional equipment by Lessee shall be the sole responsibility of Lessee.
(b) Storm Shutters. Lessor shall supply Lessee with access to storm shutters and associated hardware ("Shutters") that comply with applicable codes. Lessee, at its option, may install the shutters upon Issuance of a "Hurricane Watch". In the event Lessee installs the shutters, Lessee shall remove the shutters from the Building and return said shutters to the storage area designated by Lessor within five (5) business days after the Hurricane Watch is lifted. If Lessee elects to install the shutters, Lessee shall perform the work described above and shall repair any damage to the Building and/or shutters caused while performing such work at its sole cost and expense. Neither Lessor or Lessee shall have any obligation under this Lease to install or remove the shutters or to return same to the storage area, unless Lessor or Lessee is required to do so by code or in the event Lessee elects to install the shutters, in which cases all such work shall be Lessee's sole responsibility.
TWENTY-FOURTH: Lessee represents and warrants to Lessor that the only broker that Lessee has dealt with in connection with the Premises has been Cushman & Wakefield of Florida, Inc. Lessor shall pay any brokerage due or commission fee or other sum which may now or in the future may be due and payable with regard to this Lease for the Premises pursuant to separate agreements between Lessor and Cushman & Wakefield of Florida, Inc. and Lessee and Cushman & Wakefield of Florida, Inc. Lessor and Lessee agree to indemnify and hold each other harmless from any other claims arising by, through or under them.
TWENTY-FIFTH: (a) <Intentionally deleted>
(b) Lessor shall provide water and sewer service to the Complex and Premises, maintain the roofs , landscaping, irrigation system, the exteriors of the buildings within the Complex, the portions of the electrical, plumbing and fire sprinkler systems located outside of the buildings, the adjacent lake banks, lighting, loading areas, parking areas, sidewalks and driveways, and to keep the common areas reasonably clean of debris and to provide proper supervision and security of such areas as necessary so as to keep the Complex in a condition similar to other first class business parks located in Southwest Broward County, Florida. Lessee agrees to pay in addition to the rent set forth herein, Lessee's Proportionate Share (as such term is defined in Paragraph 28) of such costs (which costs include a management fee of five percent (5%)).

(c) Security. Security at the Miramar Park of Commerce is currently provided at night and 24 hours on weekends by a special detail of the Miramar Police Department. Miramar's Police and fire Departments are currently located approximately one mile from the Park at the intersection of Miramar Parkway and Douglas Avenue. Such security shall be maintained at a level equivalent to or better than other first class business parks located in Southwest Broward County, Florida.
TWENTY-SIXTH: Lessor shall pay all taxes, assessments and levies charged or assessed by any governmental authority (hereinafter collectively referred to as Taxes) upon its property in the Complex and Lessee's Premises and land, buildings or premises in or upon which the Lessee's Premises are located, and shall cause all-risk insurance to be maintained thereon in amounts not to exceed the full replacement cost of the improvements constituting the Complex from time to time. Lessee agrees to pay as additional rent, without relief from valuation or appraisement laws, Lessee's Proportionate Share of any such taxes, of any premiums payable in respect of such insurance coverage, and of any premiums payable in respect of public liability insurance and rental insurance maintained by or for the Lessor in respect of the land and the Complex.

TWENTY-SEVENTH: Lessee recognizes that the Premises are subject to that certain Declaration of Protective Covenants and Restrictions for Miramar Park of Commerce (the "Declaration"). Under the Declaration, Sunbeam Properties, Inc. currently enforces the Declaration and operates and maintains the Common Area referred to therein. The Lessee agrees to pay on behalf of Lessor, Lessee's Proportionate Share of any and all maintenance or other assessments imposed by Sunbeam Properties, Inc. (or its successor) on the Lessor as owner of the Complex as provided in the Declaration.
TWENTY-EIGHTH: (a) [***]
(b)[***]
(c) <Intentionally deleted>
(d)[***]
(e)[***]
(f)[***] of the Expenses described in Paragraph 25 shall exclude the following:
(i) Repairs or other work occasioned by fire, windstorm or other casualty of any nature or by the exercise of the right of eminent domain. Notwithstanding, uninsured repairs and replacements to landscaping and irrigation required due to fire, windstorm or other casualty shall be included in Tenant's Proportionate Share of Expenses.
(ii) Leasing commissions, attorneys' fees, costs and disbursements and other expenses incurred in connection with (i) leasing negotiations, or (ii) with respect to disputes, settlements, compromises, collection actions or litigation with other tenants, concessionaires, occupants, prospective tenants, or mortgages or with vendors, agents, independent contractors and others, unless such settlements or other expenses relate to work done at the common area of the Complex and is otherwise not an excluded expense pursuant to this Paragraph 28(f).
(iii) Renovating or otherwise improving or decorating, painting or redecorating interior space for tenants, concessionaires and other occupants of the Complex.
(iv) Lessor's costs of electricity and other services and materials furnished to other tenants of the Complex.
(v) Costs incurred by Lessor for construction, alteration, or remodeling of the Building, the Complex, or the Common Area or any costs in accordance with sound accounting principles consistently applied considered to be capital improvements or replacements, unless such capital improvements or replacements are done to lower operating costs, in which event such capital cost shall be amortized over the longest period allowed by Generally Accepted Accounting Principles (GAAP) to the extent of such savings.

(vi) Depreciation or amortization, bad debts, or reserves of any kind, including replacement reserves and reserves for bad debts or lost rent.

(vii) Interest, penalties, principal payments, late fees, default interest, and other costs and expenses with respect to debt or amortization payments on any mortgages on any part of the Building, and/or the Complex, rental under any ground lease or underlying leases, or payments in the nature of a return on or of equity of any kind.
(viii) Costs incurred due to a violation by Lessor or any tenant of the terms and conditions of any lease.
(ix) Fines, penalties and any other costs incurred due to any violation by Lessor or any tenant, of any governmental code, regulation, and/or rule, and/or the terms of a lease.
(x) Fees and costs paid to subsidiaries or affiliates of Lessor for services on or to the Building or the Complex in excess of market rates.
(xi) Lessor's general, corporate overhead, general administrative expenses, travel and entertaining, and administrative expenses not specifically incurred in the operation of the Building or Complex; any compensation paid to clerks, tenants or other persons in commercial concessions operated by Landlord.
(xii) Wages, salaries and other compensation (including employee benefits) of all personnel, to the extent that they are involved in leasing space in the Complex and of all management personnel who are above the grade of general manager, and of their respective staff members to the extent that they are involved in activities other than the management, maintenance, operations and security.
(xiii) Rentals and other related expenses incurred in leasing air-conditioning systems, elevators or other equipment ordinarily considered to be of a capital nature.
(xiv) All items and services for which any occupant or tenant of the Complex directly reimburses Lessor.
(xv) Advertising and promotional expenditures connected with leasing of the Complex.
(xvi) Charitable-type and political contributions of Lessor.
(xvii) Cost and maintenance of paintings, sculptures or other art work leased and/or purchased for display in the Building or on the Complex.
(xviii) Cost of office space occupied by Lessor, its agents, employees or independent contractors for leasing or for other purposes other than property management activities.

(xix) Any other expense which under sound accounting principles consistently applied, would not be considered as reasonable management, security, maintenance or other operating expense.
(xx) Any concessions including but not limited to rent abatement, construction of improvements or other use granted by Lessor in favor of any occupant or tenant of the Complex.
(xxi) Any legal, accounting or other professional fees incurred by Lessor in connection with any mortgage Indebtedness or underlying lease transactions including disputes between any persons holding such mortgage indebtedness or lease(s), refinancing costs, income or corporate taxes, capital gains taxes, inheritance taxes, taxes on rents or gross receipts (other than sales or use taxes), penalties and/or interest on late payments, consulting fees and personnel costs relating to capital expenditures, market study fees and costs, appraisals, structural repairs and replacements and any other fees, costs and expenses which are not applicable to the repair, replacement, maintenance, operation and/or security of the Complex.
(xxii) The cost of any capital repairs, alterations, additions, changes, replacements and other capital cost items required by any law or governmental regulation imposed after the date of this Lease.
(g) Lessee shall have a right to audit Lessor's books and records with respect to Lessee's Proportionate Share of Expenses. If a discrepancy of more than [***] is discovered by Lessee, Lessor shall pay to Lessee the reasonable costs for the audit. The discrepancy, if any, shall be paid by Lessee to Lessor (or Lessor to Lessee as appropriate) within thirty days of completion of the audit.
TWENTY-NINTH: (a) If the whole or any substantial part of the Premises should be taken for any public or quasi-public use under governmental law, ordinance or regulation, or by right of eminent domain, or by private purchase in lieu thereof and the taking would prevent or materially interfere with the use of the Premises for the purpose of which they are then being used, this Lease shall terminate and the rent shall be abated during the unexpired portion of this Lease, effective when the physical taking shall occur.
(b) If part of the Premises shall be taken for any public or quasi-public use under any governmental law, ordinance or regulation, or by right of eminent domain, or by private purchase in lieu thereof, and this Lease is not terminated as provided in the Subparagraph above, this Lease shall not terminate but the rent payable hereunder during the unexpired portion of this Lease shall be reduced to such extent as may be fair and reasonable under all of the circumstances and Lessor shall undertake to restore the Premises to a condition suitable for the Lessee's use, as near to the condition thereof immediately prior to such taking as is a reasonably feasible under all the circumstances.
(c) In the event of any such taking or private purchase in lieu thereof, Lessor and Lessee shall each be entitled to receive and retain such separate awards and/or portion of lump sum awards as may be allocated to their respective interest in any condemnation proceedings: provided that Lessee shall not be entitled to receive any award for Lessee's loss of its Leasehold interest, the right to such award being hereby assigned by Lessee to Lessor. Lessee shall, however, be entitled to make a claim against the condemning authority for its moving expenses and the unamortized balance of leasehold improvements paid for directly by Lessee.
THIRTIETH: Should Lessee hold over and remain in possession of the Premises at the expiration of any term hereby created, Lessee shall, by virtue of this paragraph, become a Lessee by the month at [***] the Rent per month of the last monthly installment of Rent above provided to be paid, which said monthly tenancy shall be subject to all the conditions and covenants of this Lease as though the same had been a monthly tenancy instead of a tenancy as provided herein, and Lessee shall give to Lessor at least thirty (30) days' written notice of any intention to remove from the Premises, and shall be entitled to thirty (30) days' notice from Lessor in the event Lessor desires possession of the Premises: provided, however, that said Lessee by the month shall not be entitled to thirty (30) days' notice in the event the said Rent is not paid in advance without demand, the usual thirty (30) days' written notice being hereby expressly waived. Notwithstanding anything to the contrary contained in this Paragraph 30, Lessee has the right to holdover at the holdover rental rate described above for up to six (6) months following the expiration of the then current term.
THIRTY-FIRST: <INTENTIONALLY DELETED>
THIRTY-SECOND: Lessee shall be entitled to the use of 280 parking spaces on an unassigned, nonreserved basis at no additional cost. In its normal course of business, Lessee will not cause more than said number of parking spaces to be occupied at any one time by its employees or invitees. Lessee acknowledges that some of this parking will be in the rear truckyard of the Premises. Lessor shall identify each parking space as reserved for Lessee if Lessee and Lessor reasonably agree that there is a parking problem that reasonably requires the need for such action. If there continues to a problem after Lessor identifies the parking spaces, Lessor shall take additional reasonable actions to resolve the problem including, without limitations, towing of unauthorized vehicles.
THIRTY-THIRD: Lessee, Its successors and assigns shall comply with the Hazardous Materials Standard for the Miramar Park of Commerce attached hereto as Exhibit "B". Lessor will require all other lessees of the Complex to comply with the Hazardous Materials Standards for the Miramar Park of Commerce.
THIRTY-FOURTH: Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information may be obtained from your county public health unit.
THIRTY-FIFTH: Force Majeure. In any case, where either party hereto is required to do any act, except the payment of rent or other money, the term for the performance thereof shall be extended by a period equal to any delay caused by or resulting from acts of God, the elements, weather, war, civil commotion, fire or other casualty, strikes, lockouts, labor disturbances, inability to procure labor or materials, failure of power, government regulations or other causes beyond such party's reasonable control, whether such time be designated by a fixed date, a fixed time or a "reasonable time". Notwithstanding the foregoing, in the event Lessor is restoring the Premises due to damage caused by casualty (as described in Paragraph 4), the timeframes for any additional delay described in this Paragraph 35 shall not apply except if the delay is due to another casualty.
THIRTY-SIXTH: Lessor's Improvements. (a) Lessor agrees to complete at no cost to Lessee the improvements ("Lessor's Improvements") to be described in the Plans to be developed pursuant to Paragraph 37(b) and to provide Substantial Completion of the Premises (as described in Paragraph 36(c) below) on or before

November 23, 1999, time being of the essence. All of the improvements to be completed by Lessor including but not limited to the restrooms, shall meet current ADA code and all other applicable codes, laws and regulations. Lessor represents that the Building of which the Premises is a part is handicap accessible. All of the Lessor's Improvements shall come with a one (1) year warranty from Substantial Completion to cover nonconformity with the plans approved by Lessee and faulty design. In addition, the air conditioning compressor(s) serving the Premises shall carry a five (5) year warranty and the roofs of the three Buildings in the Complex shall carry ten (10) year warranties. Lessor shall be responsible for making any warranty repairs described above. In addition should any latent defects be discovered after the warranty period, Lessor shall utilize its good faith efforts to pursue all of its rights against the architect and/or contractor available under applicable laws to cause the required remedial work to be performed at no cost to Lessee. Lessor and Lessee agree to walk-thru the Premises during the eleventh month following the commencement of this Lease to identify any repairs which may need to be made pursuant to the warranties described above.
(b) Lessee, subject to governmental codes and regulations, shall be permitted to enter and have prior access to the Premises along with its agents, contractors, architects, etc. prior to Substantial Completion. Such right of access shall include access to and use of the loading dock, parking lot, electrical systems, air conditioning, and related facilities, etc. for construction, supervision and equipment installation (including but not limited to Lessee's computer equipment, telephones and business systems, including, without limitation, all cabling and any wiring associated therewith) and shall not incur any rent or additional rent liability during this time. Lessor and Lessee shall use best efforts to avoid interfering with each other's contractors and construction/installation efforts.
(c) Substantial Completion. "Substantial Completion" is hereby defined to be the point at which Lessor has satisfied all of the following conditions:
(i) completion of the Premises in accordance with the Plans described in Paragraph 37(b)(ii)" subject to a minor punch list that does not interfere with the ability of Lessee to conduct its business in the Premises and which punch list shall be completed within thirty (30) days of Substantial Completion;
(ii) availability of dial-tone at the building (internal phone and data wiring, connections and service are Lessee's responsibility); and
(iii) Issuance of a Certificate of Occupancy, unless Lessor is delayed providing a Certificate of Occupancy as a result of Lessee accessing and/or performing work or pulling permits (or having its contractors or subcontractors perform work or pull permits) within the Premises prior to the issuance of a Certificate of Occupancy, such work or permits hereinafter referred to as "Lessee's Work". In the event of such a delay, a Temporary Certificate of Occupancy for the Premises will verify completion of Lessor's Improvements. In the event that Lessor cannot provide a Certificate of Occupancy or a Temporary Certificate of Occupancy as a result of Lessee's Work, Lessor's architect shall inspect the Premises and issue a letter ("Architect's Letter) verifying that Lessor has completed Lessor's Improvements. Notwithstanding any Temporary Certificate of Occupancy or Architect's Letter, Lessee shall diligently pursue obtaining all approvals and/or "sign-offs" for Lessee's Work necessary to enable Lessor to obtain a Certificate of Occupancy for the Premises.
(d) In the event Substantial Completion is achieved on a date other than November 23, 1999, Lessee and Lessor agree to make the appropriate adjustments to the Lease dates and rental schedule described in this Lease. Such adjustments shall be verified in writing within thirty (30) days of Substantial Completion and shall postpone the commencement of the term of this Lease one day for each day of delay and shall maintain a lease term of fifteen (15) years and one (1) month, with the first fifteen (15) days of the Lease term being rent free, with rent being due on the first of each month and the lease term ending on the last day of the appropriate month.
(e) In addition to the first fifteen (15) days of the Lease term being rent free per the rent schedule in the Witnesseth Paragraph on page 1, in the event that a Certificate of Occupancy, Temporary Certificate of Occupancy of Architects Letter is issued on a date later than November 23, 1999, Lessee shall be entitled to one and one-half days of additional free Rent and Additional Rent (as each is respectively described in the Witnesseth Paragraph and Paragraph 28 of this Lease) for each day of delay beyond November 23, 1999, which is not caused by force majeure or Lessee's delay in delivering a Space Plan, approving the Construction Budget or depositing Lessee's Contribution into the Escrow Account pursuant to Paragraphs 37(b)(i) and 37(d).
(f) Notwithstanding any delays caused by force majeure, in the event a Certificate of Occupancy, Temporary Certificate of Occupancy or Architects letter has not been issued for the Premises by February 28, 2000, Lessee shall have the right to terminate this Lease upon written notice to Lessor. Upon such termination, Lessee shall have no further obligations to Lessor; Lessor shall refund all funds received from Lessee; and any Incentive Money shall be returned to the appropriate governmental agency. Notwithstanding the foregoing, Lessee's right to terminate this Lease will be delayed one day for each day of Lessee's delay in delivering a Space Plan, approving the Construction Budget or depositing Lessee's Contribution into the Escrow Account pursuant to Paragraph 37(b)(i) and 37(d).
(g) [***]
(h) Computer Room. As part of Lessor's Improvements, Lessor shall provide access to and electricity and air conditioning for a +800 square foot computer room by no later than October 23, 1999. Additional improvements to the computer room to be provided by Lessor by such date are outlined on Exhibit "H". The location of the computer room which will be shown in the Space Plan to be provided by Lessee pursuant to Paragraph 37(b). Lessee acknowledges that the fire sprinkler system and the emergency generator, if any, may not be in place by October 23, 1999, but Lessee will be able to begin installation of its computer equipment on such date. In the event the computer room is not available as described above by October 23, 1999, Lessee shall receive a rent abatement of one and one-half days of free rent for each day of delay for the entire Premises. This rent abatement shall be in addition to the rent abatement described in Paragraph 36(e) and the fifteen (15) days of free rent described in the rent schedule in the Witnesseth Paragraph of Page 1 of this Lease. In the event the computer room is not available as described above by November 23, 1999, this penalty will not be added to the penalty described in Paragraph 36(e) after November 23, 1999, although any penalty incurred prior to November 23, 1999 pursuant to this Paragraph 36(h) shall still apply.
THIRTY-SEVENTH: Improvement Cost. (a) [***] Such allowance is intended to be applied towards (i) all costs associated in with completing Lessor's Improvements to the Premises (as preliminarily described in Exhibit "C") and (ii) the cost of all necessary, construction, permit, impact and certificate of occupancy fees. Both parties acknowledge that the final cost to complete the above will significantly exceed this allowance and may change as final plans and specifications are developed and priced. (The final agreed to price for Lessor's Improvements is hereinafter referred to as the "Final Improvement Cost"). No fees or reimbursements will be charged for Lessor's reviews, approvals or participation in the design and construction process.
(b) (i) Lessee shall prepare a space plan and design guidelines for the Premises, which shall include electrical equipment locations and power requirements which will be delivered to Lessor on or before June 28, 1999 (the "Space Plan"). In the event that Lessee does not deliver the Space Plan to Lessor on or before June 28, 1999, all references in this Lease to October 23, 1999 with respect to the computer room and November 23, 1999 with respect to Substantial Completion and February 28, 2000 with respect to Lessee's right to cancel this Lease due to Lessor's failure to Substantially Complete Lessor's Improvements shall be extended one day for each day the Space Plan is delivered to the Lessor after June 28, 1999 (i.e. if the Space Plan is delivered to the Lessor on June 30, 1999, all references to October 23, 1999, November 23, 1999, and February 28, 2000 shall be deemed references to October 25, 1999, November 25, 1999 and March 1, 2000, respectively).
(ii) Based upon the Space Plan, Lessor, at its sole cost and expense, shall cause to be prepared construction documents consisting of final architectural, engineering, plumbing, mechanical, life safety and electrical drawings and specifications for Lessor's Improvements which are of sufficient detail to enable Lessor to obtain all necessary permits required for the construction of Lessor's Improvements (collectively referred to as the "Plans"). Lessor shall submit the completed Plans to Lessee for Lessee's approval. Lessee shall have five (5) business days from its receipt of the Plans to review same and to provide Lessor with written approval of the Plans or advise Lessor, in writing, of Lessee's objections to the Plans. The failure of Lessee to approve or disapprove the Plans, in writing, within the five (5) business days shall be deemed approval. Lessor shall utilize its good faith effort to cause the Plans to be revised on an expedited basis to address Lessee's objections and resubmit the Plans to Lessee for Its approval. Lessee shall have three (3) business days from receipt of the revised Plans to review and approve same or advise Lessor of Lessee's objections. The failure of Lessee to approve or disapprove the Plans, in writing, within the three (3) business days shall be deemed approval. The process shall continue until Lessee has approved the Plans. Once approved by Lessee, the Plans as so approved may be modified, only with Lessee's and Lessor's written approval. The Lessee and Lessor shall cause their respective architects to meet not less than bi-weekly as the Plans are being prepared to coordinate the development of the Plans.
(c) (i) Lessor shall cause the contractor retained by Lessor to construct the Building (the "Contractor") to obtain competitive bids for the construction of Lessor's Improvements based upon the initial Plans submitted to Lessee for approval (with not less than three (3) bids for each subcontracted element of the work costing in excess of $50,000). Lessor shall submit to Lessee for its approval a budget of all construction costs, permit, impact and certificate of occupancy fees for construction of the Lessor's Improvements in accordance with the Plans (the "Construction Budget") together with all backup items for the Construction Budget, including without limitation, the bids obtained by the Contractor. Lessee shall have five (5) business days from receipt of the Construction Budget and the backup information to review and approve same, or advise Lessor in writing, of Lessee's objections to the

Construction Budget. The failure of the Lessee to approve or disapprove the Construction Budget, in writing, within the five (5) business days shall be deemed approval. In the event that Lessee does not approve the Construction Budget, Lessor and Lessee shall meet with the contractor promptly to revise the Construction Budget to satisfy Lessee's objections. Lessor shall then submit a revised Construction Budget to Lessee for its approval and Lessee shall have three (3) business days to approve same or advise Lessor of Lessee's objections. The failure of the Lessee to approve or disapprove the Construction Budget, in writing, within the three (3) business days shall be deemed approval. The process shall continue until Lessee has approved the Construction Budget. The Construction Budget when approved by Lessee shall constitute the Final Improvement Cost.
(d) Provided Lessee has had five (5) business days to review the Plans prior to August 30, 1999 (the "Verification Date") and five (5) business days to review the Construction Budget based upon the initial Plans submitted to Lessee for approval prior to the Verification Date, if Lessee has not approved both the Plans and the Construction Budget in writing and deposited Lessee's Contribution as such term is described in Paragraph 37(e) into the Escrow Account by the Verification Date, all references to October 23, 1999 with respect to the computer room and November 23, 1999 with respect to the Substantial Completion and February 28, 2000 with respect to Lessee's right to cancel this Lease due to Lessor's failure to Substantially Complete Lessor's Improvements shall be extended one day for each day after the Verification Date until Lessee has approved both the Plans and the Construction Budget, in writing, and deposited Lessee's Contribution into the Escrow Account. In addition, Lessee shall pay to Lessor as a penalty [***] (plus State Sales Tax) for each day after the Verification Date until Lessee has approved both the Plans and the Construction Budget, in writing, and deposited Lessee's Contribution into the Escrow Account. This penalty is in addition to the rents described in the Witnesseth Paragraph on Page 1 of this Lease and any other sums due from Lessee under this Lease.
(e) The difference between the Final Improvement Cost and Lessor's Improvement Allowance is hereby defined to be "Lessee's Contribution". Pursuant to the Witnesseth Paragraph on page 1 of this Lease, Lessee deposited [***] with Lessor towards Lessee's Contribution concurrent with execution of this Lease. In the event Lessee's Contribution exceeds [***] the excess amount will be deposited by Lessee into the Escrow Account on the date Lessee approves the Construction Budget and Plans pursuant to Paragraphs 37(b) and 37(c) and will be released to Lessor pursuant to the terms of Paragraph 47.

(f) In the event Lessee requests a change to the Plans agreed to pursuant to Paragraph 37(b) above and said change is reasonably accepted to Lessor, or if any change is required by a governmental agency, Lessor shall provide Lessee with an estimate of the cost or savings associated with said change (including but not limited to the cost of modifying the plans) and any associated lime delays. If Lessee approves Lessor's estimate, (a) the dates of this Lease shall be appropriately adjusted in writing by both parties; and (b) in the event the change results in a cost increase, the increase shall be paid by Lessee to Lessor at the time the change is approved, or (c) in the event the change results in a cost decrease, Lessor shall apply such decrease to Rent due under this Lease.
(g) In addition to the Final Improvement Cost described in Lease Paragraph 37(c), Lessor shall provide windows throughout all of the exterior walls of the Premises at no additional cost to Lessee. The size and location of these windows is depicted in Exhibit "G".
(h) Lessor represents that the aggregate cost to construct the Worldspan space located at 2840 North Commerce Parkway, Miramar, Florida (excluding the cost of plans and specifications) was approximately [***]. Lessor represents to Lessee that Lessor should be able to build out space for the Lessee substantially equivalent to the Worldspan space for not more than [***] including the cost of plans and permits.
(i) For explanatory purposes only, a rough estimate of the Final Improvement Cost, Lessor's Improvement Allowance and Lessee's Contribution is provided below:

Estimated Final Improvement Cost:	[***]
Lessor's Improvement Allowance:	[***]
Lessee's Contribution:	[***]
Portion of Lessee's Contribution paid to Lessor per Witnesseth Paragraph:	[***]
Estimated balance due to Escrow Account (per Paragraph 37(e)):	[***]

(j) Lessee and Lessor acknowledge that the timeframes and costs described In Paragraphs 36 and 37 and Lessor's ability to provide the Plans at its sole cost are based upon the conceptual floor plan attached as Exhibit "C." In the event the Space Plan varies significantly from Exhibit "C", such timeframes and costs may need to be adjusted. Any such adjustment shall be reasonable and shall be agreed to in writing by Lessee and Lessor on or before the Verification Date.
THIRTY-EIGHTH: Use. Lessee's use of the space shall be for general office purposes and employee training which includes, but is not limited to, the use of conference and computer facilities, employee kitchen and related facilities, and other legally permitted use consistent with the characteristics of a first-class office building in Broward County.

THIRTY-NINTH: Area. The Premises shall consist of approximately 56,194 useable square feet of space. The space shall be measured from the outside of the exterior walls and the center line of tenant separation walls (if any) by the Lessor's architect and verified by Lessee's architect. Lessor represents the common area factor to be (0%).
FORTIETH: Renewal Option. Provided that there are no Lessee defaults beyond the applicable grace period under this at the time that the option herein set forth is exercised by Lessee, this Lease may be renewed or extended for one (1) additional term of [***] by Lessee giving written notice to Lessor of its interest to renew not less than nineteen (19) months prior to the expiration of the then current term. All conditions and covenants of the Lease shall continue in full force and effect during such additional term except that:
(a) Lessee's Cancellation Options (Paragraph 41) shall be null and void;
(b) the monthly rent described in the Witnesseth Paragraph on page 1 of this Lease shall [***] for similar space, accounting for Lessee's credit worthiness, that Lessee may not require an improvement allowance or rental abatement typical of a new Lessee, and that Lessor shall not lose rent because of any marketing or construction time. Notwithstanding anything to the contrary contained herein, provided Lessor has acted in good faith and has not created any unreasonable delays, in the event Lessee and Lessor do not mutually execute a Lease Renewal within one-hundred and twenty (120) days of the expiration of the then current term of this Lease, Lessee's renewal option as described herein shall be null and void.
Within 30 days after Lessee shall have given written notice to Lessor to renew the Lease, Lessor and Lessee shall attempt to agree upon the Prevailing Market Rental for the extended term. If the parties agree on Prevailing Market Rental for the extended term during that period, they shall immediately execute an amendment to the Lease stating the Prevailing Market Rental and the amount of the fixed rent for such renewal term in question.
If the parties are unable to agree on the Prevailing Market Rental for the applicable renewal term within the 30 day period, then, within 10 days after the expiration of that period, each party, at its cost, and by giving notice to the other party, shall appoint a real estate appraiser with MAI designation and at least five years' full time commercial appraisal experience in the area in which the Building is located to appraise the Premises and determine the fair rental value for the Premises, taking Into consideration the factors described in this Paragraph 40(b). If one party does not appoint an appraiser within ten days after the other party has given notice of the name of its appraiser, the single appraiser appointed shall be the sole appraiser, and fair rental value so determined by that appraiser shall be the Prevailing Market Rental for purposes of this Paragraph.
If two appraisers are appointed by the parties as stated above, they shall independently establish fair rental value for the Premises. If the appraisers agree, the Prevailing Market Rental shall be the fair rental value of the property as agreed by the two appraisers. If they are unable to agree within 30 days after the second appraiser has been appointed, the Prevailing Market Rental shall be the fair rental value for the Premises as determined by the average of the two appraisals if the higher of the two appraisals is no greater than 110% of the lower of the two appraisals. If, however, the higher of the two appraisals is more than 110% higher than the lower appraisal, the two appraisers shall promptly appoint a third appraiser who shall appraise the Premises and independently determine fair rental value for the Premises, taking into consideration the factors described in this Paragraph 40(b). Each of the parties shall bear one half of the cost of appointing the third appraiser and of paying the third appraiser's fee. The third appraiser shall have the qualifications stated above and shall further be a person who has not previously acted In any capacity for either party.
Within 30 days after the selection of the third appraiser, the Prevailing Markel Rental shall be established as the fair rental value of the Premises as determined by an average of the three appraisers; provided, however, that if the low appraisal and/or the high appraisal are/is more than ten percent lower and/or higher than the middle appraisal, the low appraisal and/or the high appraisal shall be disregarded. If only one appraisal is disregarded, the remaining two appraisals shall be added together and their total divided by two to establish the Prevailing Market Rental. If both the low appraisal and the high appraisal are disregarded as stated in this Paragraph, the middle appraisal shall establish the Prevailing Market Rental for the Premises during the renewal term in question.
FORTY-FIRST: [***]
FORTY-SECOND: Redundant Power Systems. Subject to Lessor's prior written consent, said consent not to be unreasonably withheld or delayed, Lessee shall have the right to install at its sole cost and expense an Uninterrupted Power Source ("UPS") System Generator Power Source and the cabling and infrastructure thereto.
FORTY-THIRD: (a) Non-Disturbance. Provided no default has occurred under the Terms of the Lease which has not been cured by Lessee within the applicable grace period, Lessee shall be entitled to lawfully and feasibly, hold, occupy and enjoy the Premises during the Term of the Lease twenty-four (24) hours per day, seven (7) days per week, and fifty-two (52) weeks per year without hindrance or molestation by Lessor or any party claiming by, through or under Lessor. Lessor represents that there is no mortgagee of the Premises as of the execution date of the Lease. As a condition precedent to Lessee's obligations under the Lease, any future mortgagee shall execute a non-disturbance agreement reasonably acceptable to Lessee, said acceptance not to be unreasonably withheld or delayed.
(b) Compliance with Laws. Lessor warrants it will comply with all local codes, laws and governmental rules and regulations with respect to Building and Premises unless caused by reason specific to Lessee's use of the Premises.
FORTY-FOURTH: Asbestos and Other Hazardous Materials. Lessor represents and warrants that there is no asbestos or other hazardous materials on the Premises or in the Building. Lessor shall remove same at the Lessor's sole cost and expense and shall otherwise comply with all Federal, State, and Local rules, regulations, laws, statutes or ordinances pertaining thereto, and shall indemnity Lessee and hold Lessee harmless from all costs and expenses arising from the presence of asbestos or other hazardous materials, unless such presence is caused by Lessee or Lessee's employees, invities, contractors or agent

FORTY-FIFTH: Self-Help. (a) If either party (the "Non-performing Party") at any time fails to fulfill any of its obligations in respect to the Lease within a reasonable period of time, then the other party (the "Performing Party"), after ten (10) days written notice to the Non-performing Party and upon the failure of the Non-performing Party to perform within said ten day period, then without releasing the Non-performing Party and without waiving any rights the Performing Party may have by reason of such failure, the Performing Party may perform the act for which the Nonperforming Party is obligated to have performed but failed to do so. All costs and expenses incurred by the Performing Party in connection with such performance shall be paid by the Non-performing Party to the Performing Party upon demand or may thereafter be off-set against any obligations due the Non-performing Party.
(b) In the event utilities which are within Lessor's control are interrupted and as a result Lessee cannot reasonably conduct its business for two (2) or more days, Rent shall abate from the date said services are interrupted.
FORTY-SIXTH: Satellite Antenna. Subject to Lessor's reasonable written approval, Lessee shall have the option, at its sole cost and expense, to install and operate a satellite antenna dish and cables thereto on the roof of the Premises at no additional charge.
FORTY-SEVENTH: Escrow Account. (a) The Escrow Account is hereby defined to be the Milledge & Iden Trust Account. The total amount deposited in the Escrow Account pursuant to Paragraphs 37(e) and 48(b) shall be released to Lessor (with accrued interest released to Lessee) upon completion of Lessor's Improvements and delivery of a copy of a Certificate of Occupancy, a temporary Certificate of Occupancy or an Architect's letter to the Escrow Agent. The Incentive Money deposited in the Escrow Account pursuant to Paragraph 48(c) shall be released to Lessee in accordance with the terms and conditions of said Paragraph 48(c).
(b) Limitation of Liability. The Escrow Agent referred to in this Lease has agreed to act as escrow agent with respect to the deposit for the convenience of the parties without fee or other charges for such services as escrow agent. With respect to such escrow service (only), the Escrow Agent shall not be liable:
(i) To any of the parties for any act or omission to act except for its own negligence or willful misconduct;

(ii) For any loss or impairment of funds that have been deposited in escrow while those funds are In the course of collection, or while those funds are on deposit in a financial institution insured by FDIC, if such loss or impairment results from the failure, insolvency or suspension of a financial institution;
(iii) For the default, error, action or omission of Lessee or Lessor.
(c) Interpleader. In connection with such escrow services (only), the Escrow Agent shall be entitled to rely on any document or paper received by it, believed by such Escrow Agent, in good faith, to be bona fide and genuine. Further, in the event of any dispute as to the disposition of the deposit or any other monies or documents held in escrow, the Escrow Agent may, if it so elects, interplead the parties by filing an interpleader action in the Circuit Court in and for Broward County Florida (or the jurisdiction of which both parties do hereby consent), and to pay into the registry of the court the deposit and any other monies or documents held in escrow including all interest earned thereon, if any, whereupon Escrow Agent shall be relieved and released from any further liability as escrow agent (only) hereunder.
(d) Interest. Funds deposited into the Escrow Account shall earn compounded interest at a floating rate estimated to be between 2% and 4% per annum.
FORTY-EIGHTH: Incentives. (a) "Incentive Money" is hereby defined to be any money received by Lessor from the State of Florida, Broward County or the City of Miramar as an incentive to be utilized for the construction of roads for this Lease with Spirit Airlines.
(b) Incentive Money received before Lessee has deposited Lessee's Contribution into the Escrow Account pursuant to Paragraph 37(e) shall be placed in the Escrow Account and applied towards Lessee's Contribution (as defined in Paragraph 37(e)) and released to Lessor upon completion of Lessor's Improvements as described in Paragraph 47.
(c) Incentive Money received after Lessee has deposited Lessee's Contribution into the Escrow Account pursuant to Paragraph 37(e) shall be placed in the Escrow Account and released to the Lessee concurrent with the Escrow Account releasing the escrowed portion of Lessee's Contribution to Lessor pursuant to Paragraph 37(e) and 47. The release of the escrowed Incentive Money to Lessee is subject to there being no material Lessee defaults under this Lease at such time beyond the applicable grace period; in the event of such a default, the Incentive Money will not be released to Lessee until such default has been cured.
(d) A list of potential incentives and the respective maximum dollar amounts is attached as Exhibit "E". In the event this Lease is terminated pursuant to Paragraph 36(f) any Incentive Money shall be returned to the appropriate governmental agency.
FORTY-NINTH: [***]
FIFTIETH: Interruption of Critical Services. Notwithstanding the foregoing, if "critical services" defined as electricity, HVAC (heating, ventillation and/or air conditioning) or water and/or sewer service are Interrupted by any cause and not reasonably mitigated by Lessor, Lessee shall receive a complete abatement of Rent, and Additional Rent from the second day of such stoppage until the "original service" is reinstated or reasonably mitigated by Lessor.
FIFTY-FIRST: Size of Premises. The Premises shall be measured in accordance with BOMA Standard of Measurement, utilizing the ANSI/BOMA 265.1 method of measurement by Lessor's architect and verified by Lessee's architect. Lessor represents the common area factor to be zero.

FIFTY-SECOND: Expansion. As of the date of this Lease, Lessor has not leased and agrees not to lease the southern +25,000 square feet of the MPC-16A Building (as identified on page 2 of Exhibit "A") to any entity other than Lessee for the thirty (30) day period beginning on the date of this Lease. In addition, Lessee and Lessor agree to negotiate mutually acceptable language to cover Lessee's Right-of-First Refusal, Right-of-First-Offer, Expansion Rights for Unencumbered Space and relocation of other lessees. Such language will be attached as an addendum to this Lease by June 16, 1999. Lessee's rights to expand into space within the MPC-16A Building which has not been built-out for another lessee shall be under the same terms and conditions as this Lease except that (i) the timeframes for planning and construction described in Paragraphs 36 and 37 will be modified and (ii) appropriate adjustments will be made to reflect a shorter lease term ending concurrently with this Lease.

IN WITNESS WHEREOF, The parties hereto have hereunto executed this Instrument for the purpose herein expressed, the day and year above written.
Signed, sealed and delivered in the presence of:

LESSOR: SUNBEAM DEVELOPMENT CORPORATION

/s/ Frances Hernandez	By:	/s/ Andrew L. Ansin
Witness Sign Name		Vice President
	Date	6/17/99
/s/ Tomme J. Gomez
Witness Sign Name
LESSEE: SPIRIT AIRLINES, INC.

/s/ Tammy Micakovia	By:	/s/ John R. Severson
Witness Sign Name	Title:	SVP & CFO
	Date	6-11-99
/s/ Patricia M. Warwick
Witness Sign Name
ESCROW AGENT: MILLENE & IDEN

	By:	/s/ Bruce Iden
	Title:	Partner
	Date	June 18, 1999

Lease Modification and Contraction Agreement
THIS LEASE MODIFICATION AND CONTRACTION AGREEMENT, is made and entered into as of the 7th day of May 2009 ("Lease Modification Execution Date"), between Sunbeam Development Corporation, an Indiana corporation (hereinafter referred to as "Lessor"), and Spirit Airlines, Inc., a Delaware corporation (hereinafter referred to as "Lessee").
WHEREAS, Lessee and Lessor signed a Lease (the "Lease") dated June 17, 1999 for Lessee to lease 2800 - 2888 Executive Way, Miramar, Florida ("Original Premises"); and
WHEREAS, Lessee and Lessor modified the Lease pursuant to an Addendum to the Lease dated June 18, 1999, a Second Addendum to the Lease dated October 12, 1999 and a Third Addendum the Lease dated October 12, 1999;
WHEREAS, Lessee and Lessor subsequently signed a Lease Expansion Agreement dated October 12, 1999 for Lessee to lease 2954 - 2990 Executive Way, Miramar, Florida (the "Expansion Premises"); and
WHEREAS, Lessee and Lessor entered into a Land Lease dated October 12, 1999; and
WHEREAS, Lessee and Lessor further modified the Lease by two letter agreements dated December 28, 1999 and April 4, 2000;
WHEREAS, both parties agree to Lessee vacating 2954-2990 Executive Way (19,390 square feet) ("the Expansion Premises") and make various other modifications and adjustments to the Lease; and
WHEREAS, the location of both the Original Premises and the Expansion Space are depicted on Exhibit "a" attached; and
WHEREAS, no security deposit shall continue to be held under this lease; and
NOW, THEREFORE, in consideration of the mutual benefits to the parties and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
I. To reflect Lessee's ,contraction, the following changes shall be made to the Lease, effective March 1, 2009 unless noted otherwise below.
a. Witnesseth Paragraph 1, line 2: change the address from "2800-2888 Executive Way and 2954-2990 Executive Way" to "2800-2888 Executive Way";
b. Witnesseth Paragraph 1, line 2: decrease the square footage of the Premises from "75,584" to "56,194" square feet and replace Exhibit "A" with Exhibit "a" attached hereto;
c. Witnesseth Paragraph: to reflect the contraction and other changes to the Lease that are described in this Lease Modification and Contraction Agreement, revise the rent schedule as shown below:
[***]
Rents for months not listed above shall remain unchanged.

d. Witnesseth Paragraph: Replace "Such payments are in addition to all other payments to be made under this Lease by Lessee, including but not limited to those described in Paragraph 28." with "The term "rent" under this Lease shall include the monthly sums referenced above (including applicable sales taxes), and all other sums due under this Lease, including but not limited to those described in Paragraphs 20 and 28."
e. Paragraph 12: Add the following at the end of the paragraph:
"(b) As power interruption can cause damage to the EXIT and EMERGENCY lights and other portions of the Premises, Lessee shall continuously maintain electrical service to the Premises until the expiration of the Lease term. In addition, Lessee shall provide Lessor with written notice a minimum of five (5) business days prior to disconnecting power so Lessor will have adequate time to put the service in Lessor's name. In the event Lessee fails to maintain electrical service or provide notice to Lessor as described above, Lessee shall reimburse Lessor for the cost of repairing any damage caused by the resulting power interruption."
f. Paragraph 22: Replace "liability insurance containing a single limit of not less than [***] for both property (including but not limited to fire hazard) and bodily injury" to "liability insurance containing a single limit of not less than [***] for both property (including but not limited to fire hazard) and bodily injury".
g. Paragraph 28B, Decrease Lessee's Proportionate Share of Expenses from "[***]" to [***]."
h. Paragraph 32, line 1. Replace "367" parking space with "280" parking spaces.
i. Paragraph 37: Delete the entire Paragraph.
j.[***]
k.[***]
l. Paragraph 52: Delete the entire Paragraph, as Lessee's restrictions and rights to MPC-16A are hereby deemed null and void.
m.[***]
n.[***]
o. Paragraph 55: Delete the entire Paragraph as Lessee's Relocation Rights are hereby deemed null and void.
II. In order to reflect the parties' agreement to eliminate Lessor's obligations to provide a remodel allowance in the 11th year and to otherwise clarify Lessor's obligations with respect to Lessor's Improvements, delete the entire Paragraph 36 and replace it with the following:
"THIRTY-SIXTH: Lessor's Improvements. Lessee acknowledges that Lessee has been in control of the Original Premises and is continuing to lease the Premises in "as-is" condition subject to Lessor completing Lessor's Improvements as hereinafter defined. Lessor agrees to complete at no cost to Lessee the improvements ("Lessor's Improvements") described in Exhibit "b". All of Lessor's Improvements shall be built in accordance with Florida Building Code (F.B.C. 2004) and the Florida Fire Prevention Code, January 1, 2005, edition as interpreted by the City of Miramar Building Department and City of Miramar Fire Department and shall come with a one (1) year warranty to cover latent defects, nonconformity with Exhibit "b" and faulty design. Lessee acknowledges that Lessor has made and shall be making no improvements within the Premises which are intended to accommodate the use, handling, storage, distribution or transportation of hazardous materials which may be brought in, on, or around the Premises by Lessee, or its employees, agents, invitees, licensees or guests."
III. Lessee and Lessor each represent to the other that no broker is due a commission from this Lease Modification and Contraction Agreement.
IV. Terms, Ratification, Conflict. All terms used herein and not otherwise defined shall have the meanings ascribed to said terms in the Lease, or the other documents, letters and agreements referenced in the recitals if this Lease Modification and Contraction Agreement. The Lease as amended is hereby ratified and confirmed. In the event of a conflict between the terms and provisions of this Lease Modification and Contraction Agreement and the terms and provisions of the Lease or the other documents, letters and agreements referenced in the recitals if this Lease, the terms and provisions of this Lease Modification and Contraction Agreement shall control.
V. The Lease and Lessee's obligation to pay Rent and Lessee's Proportionate Share of Expenses for the Expansion Premises shall terminate February 28, 2009. Any obligations of the Lessee and Lessor related to the Expansion Premises accruing prior to February 28, 2009 (including but not limited to Rent and Lessee's Proportionate Share of Expenses as respectively described in the Witnesseth Paragraph and Paragraph 28 of the Lease, and Lessee's obligation to leave the Expansion Premises in good condition, reasonable wear and tear excepted), shall survive such termination.
In the event Lessee does not vacate the Expansion Premises within [***] days following Lessor completing Phase 1 of Lessor's Improvements, the Lessee shall be considered to be holding over in the Expansion Premises and Lessee shall be obligated to pay (i) the monthly rent due for the Original Premises, plus (ii) holdover rent for the Expansion Premises, as described in Paragraph 30 of the Lease, retroactive to March 1, 2009."

VI. The Land Lease between Lessee and Lessor dated October 12, 1999 is hereby deemed null and void. Lessee shall no longer have rights to lease additional land from Lessor.
All other terms and conditions of the Lease shall remain unchanged.

The provisions of this Lease Modification and Contraction Agreement shall bind and inure to the benefit of the parties hereto, their heirs, executors, administrators, successors and assigns.
<signature pages follows>

IN WITNESS WHEREOF, the parties hereto have hereunto executed this instrument for the purpose herein expressed, the day and year above written.
Signed, sealed and delivered in the presence of:

LESSOR: Sunbeam Properties, Inc.

/s/ Clara Pink	By:	/s/ Andrew L. Ansin
Witness Sign Name	Its:	Vice President

5/7/09
Date
/s/ Lisette Garcia
Witness Sign Name

LESSEE: Spirit Airlines, Inc.

/s/ Jake Filene	By:	/s/ David Lancelot
Witness Sign Name	Its:	SVP & CFO

4/30/09
Date
/s/ Rene R. Fisher
Witness Sign Name

▨ = Expansion Premises

▨ = Original Premises

MIRAMAR PARK OF COMMERCE
PARCELIZATION PLAN

Exhibit "A"

Page 1 of 2

Exhibit "b"
Specifications for Lessor's Improvements

PHASE 1 (to be completed immediately following mutual lease execution):

Demo the wall and associated cabling per the attached plan

Prep floor for carpet in CLASSROOM 1 and CLASSROOM 2

Remove interior windows as shown on the attached plan and replace openings with studs and drywall

Install studs for 2 new below-the-ceiling walls with drywall on the south side of the southernmost wall and drywall on the north side of the northernmost wall (drywall will not be taped or painted in Phase 1)

Install Miramar Park of Commerce standard carpet and vinyl base in CLASSROOM 1 and CLASSROOM 2

Remove exterior doors and window frames to allow for Lessee's installation of training equipment. Lessor will have doors and window frames reinstalled the same day. Date and timing of door and window frame removal and reinstallation to be coordinated with Lessee's scheduled installation of training equipment.
PHASE 2 (to be completed upon receipt of a City of Miramar Building Permit):

complete walls begun in Phase 1 including providing sound insulation

To accommodate the creation of CLASSROOM 1 and CLASSROOM 2:

adjust existing 2 x 4 lay-in lights

add light switches for each classroom and breakroom (each to be isolated)

add quad outlets along new walls and one additional outlet on adjacent wall (One quad for every row of tables shown on floorplan).

add a duplex outlet in each classroom ceiling for overhead projectors install a ceiling-mounted junction-box in CLASSROOM 1 and CLASSROOM 2

Install conduit for data cables next to every quad and duplex outlet in the classrooms and stub same in the ceiling with 90 degree bends adjust HVAC ductwork (no new HVAC units to be installed)

adjust fire sprinklers

paint new walls to match existing

All else existing to remain including flooring in the BREAKROOM